Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2006, which appears on page F-2 of the annual report on Form 10-KSB of Kuhlman Company, Inc. for the years ended December 31, 2005 and January 1, 2005, and to the reference to our Firm under the caption “Experts” in the Prospectus.
/s/ Schechter Dokken Kanter Andrews & Selcer, Ltd.
Minneapolis, Minnesota
April 13, 2006